Exhibit 1.1

Industrie Canada

Certificate of Amalgamation	Certificat de fusion

Canada Business Corporations Act	Loi canadienne sur les sociétés par actions

SEARS CANADA INC.	370648-6

Name of corporation-Dénomination de la société	Corporation number-Numéro de la société

I hereby certify that the above-named
corporation resulted from an amalgamation,
under section 185 of the Canada Business
Corporations Act, of the corporations set out in
the attached articles of amalgamation.

Je certifie que la société susmentionnée est

issue d’une fusion, en vertu de l’article 185 de

la Loi canadienne sur les sociétés par actions,

des sociétés dont les dénominations

apparaissent dans les statuts de fusion

ci-joints.

December 30, 1999 / le 30 décembre 1999

Director—Directeur	Date of Amalgamation—Date de fusion